Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post –Effective Amendment to Registration Statement No. 033-15983 on Form N –1A of our report dated April 11, 2023, relating to the financial statements and financial highlights of Fidelity Flex 500 Index Fund, a fund of Fidelity Concord Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Concord Street Trust for the year ended February 28, 2023, and to the references to us under the headings “Financial Highlights ” in the Prospectus and “Independent Registered Public Accounting Firm ” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 20, 2023